Dear Shareholders,

On behalf of Immune Therapeutics, Inc., we’d like to take the opportunity to address and explain the decisions behind the proposals in the definitive proxy statement filed on Schedule14A on April 30, 2019 (the “Proxy Statement”), about which some shareholders have inquired. The Proxy Statement sets forth certain proposals unanimously recommended by our board in order to help simplify the company’s existing capital structure, reduce debt, and secure future funding so that we can engage new service providers and expand into the companion pet market, while continuing our work with emerging markets. The proposals in the Proxy Statement are as follows:

●	Authorize the Company to issue up to 10,000,000 shares of preferred stock with 1,000,000 of such preferred shares to be designated as Series D Convertible Preferred Stock. The remaining 9,000,000 preferred shares will be designated by the Board of Directors as needed.

●	Effect a reverse stock split of the Company’s issued and outstanding, but not authorized, common stock at a ratio between 800-to-1 to 1,000-to-1. The specific ratio will for the Reverse Split be determined by the Board of Directors and will take effect no later than December 31, 2019.

●	Change the Company’s name to Forte Biotechnology, Inc.

Corporate Overview

As of April 15, 2019, the company had approximately 455,577,799 of its 500,000,000 authorized common shares issued and outstanding, with approximately $9,000,000 in debt. As is, we have insufficient shares to retire our debt or to raise the capital needed to further fund the our development plan. To avoid tapping into dilutive funding, we need to reset and reduce the existing debt, which we believe we need additional common shares and preferred shares to accommodate. The restructuring is anticipated to allow us to successfully eliminate the majority of the company debt, and secure traditional funding. If successful, this will allow us to move forward with the new business plan and pivot strategy, which includes the restructuring and eventual uplisting our stock to a national exchange.

Corporate Strategy

The restructuring will hopefully allow us to move forward with emerging markets as well as our new focus in the companion pet market, where we intend to develop both Lodonal and Met (5) Enkephalin (MENK) for indications in pets that have already demonstrated to be safe and effective in humans. We believe our development approach enables us to reduce risks associated with obtaining regulatory approval for unproven product candidates while shortening development times to bring our product candidates to market.

To successfully implement this restructure strategy, we need to obtain new management consisting of drug developers, veterinarians, physicians, scientists and other professionals that apply the core principles of drug development to the medical needs of both humans and pets. Over the past year, the company has added members to the board of directors with extensive biotech experience, such as Dr. Roscoe Moore and Kevin Phelps. We expect to continue replacing existing management and adding new management in the coming months. This includes adding more members to the Scientific Advisory Board (SAB), and replacing the current CEO, Noreen Griffin, who plans to step down as CEO and director once the restructuring is complete.

In order to accomplish the foregoing, we believe we need to restructure the company to free up shares in order to attract the funding and services providers we desire. We believe the name change will also help facilitate the restructuring and branding of the company moving forward, distinguishing us from other publically traded companies with similar names to our current name.

Expanding into the Companion Pet Market

The company understands the role of the family pet has changed over the past several decades. Pets are becoming more and more like members of the family with pet owners spending more money per pet than ever before and insisting their pets live the same healthy lifestyles as their owners. According to Forbes.com, “[t]he pet care industry is thriving. The American Pet Products Association reports that overall household pet ownership hit 68% in 2016, up from 54% in 2009. Pet spending has soared faster than GDP since the Great Recession: U.S. personal consumption expenditures for pets, pet products, and related services hit $99.0 billion in 2015—up 35% from 2009. While the rise in pet ownership boosts overall spending, the amount spent per pet is increasing as well.” (https://www.forbes.com/sites/neilhowe/2017/06/20/how-generational-change-boosts-the-roaring-pet-care-market/#17ab5cd36ab1)

The company expects to expand into the pet market utilizing its exclusive US and global animal licensing rights to Lodonal™ and MENK. Both Lodonal™ and MENK have shown safety and efficacy in the human biopharmaceutical industry, which should allow the company to bring these therapeutics to pets with less investment and in shorter time periods than our initial tests with humans. In addition to our existing licensing strategy is the in-licensing of other proprietary compounds from human biopharmaceutical companies, which the Company plans to develop as regulatory-approved therapeutics specifically for use in animals. Our goal is to allow veterinarians and pet owners to manage animal medical needs safely while simultaneously improving the quality of life for pets.

We aim to submit new animal drug applications (“NADAs”) for U.S. approval for the following indications in 2019 and 2020 and to make similar regulatory filings for European approval in 2021 and 2022:

●     Lodonal for Chemotherapy-induced emesis in dogs;

●     MENK for the treatment of nonresectable state Ill, IV, V mammary carcinoma in dogs; Lodonal for the treatment of lymphoma in dogs; and

●     Lodonal for the control of pain and inflammation associated with osteoarthritis in dogs.

We plan to commercialize our products in the United States through a direct sales force, complemented by distributor relationships, and through commercial partnerships within Europe and the rest of world.

Emerging Markets

To date, we have focused on the emerging nation commercialization of affordable non-toxic immunotherapies Lodonal™ and MENK. This market includes China, Africa and other nations with fast growing economies.

China

Part of our emerging markets strategy is our intended joint venture in China with Professor Fengping Shan. The Company, with Professor Shan and partners in China, are finalizing an agreement to open Cancer Consulting International Rehabilitation Center. The application to open the clinic was filed with the government of China and we expect approval in the coming months. The consulting center will be using Professor Shan’s 4D Cancer Treatment.

Africa

We started initial sales in Nigeria in 2018. However, a lack of funding has made it impossible to implement our sales and marketing plan. We are also unable to move forward with our existing and pending approvals in other countries. Once additional funding is in place after the restructuring, we expect to move forward in Nigeria and other African countries.

Proxy Information

The Proxy Statement was filed on April 30, 2019 asking for the written consent of shareholders for the three proposed actions above outlined. Shareholders wishing to vote can find the Proxy Statement and the Company’s financial statements for fiscal year 2018 on our website at https://www.immunetherapeutics.com/investors/SECFilings. Written consent can be submitted until the earlier of June 3, 2019 or the date the Company receives written consent from shareholders holding sufficient number of shares to approve the proposed Actions. As of May 6, 2019, the Company has received the number of shareholder votes necessary to approve the reverse split and name change and is waiting on sufficient approval for the preferred shares, which requires a larger voting percentage.

What’s Next?

Upon the approval of all actions proposed in the Proxy Statement, the company will file the necessary forms with the state of Florida and FINRA to implement the restructuring and make announcements as appropriate through its current reports.

Investor Relations

The company understands the need for release of news events moving forward; however, much of what we are working on right now is contingent upon completion of the restructuring plan, so we appreciate your patience while we put things into place. We are actively considering new management, new board members, and adding key opinion leaders to our team, while we continue with our SEC filings, work on new financing, and continue to keep the company on track to implement the restructuring. As we complete our milestones, shareholders can expect details and updates through press releases and SEC filings. We look forward to sharing even more information with you as it comes to fruition.

Forward Looking Statements

Statements contained in this letter that are not statements of historical fact are intended to be and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based, including but not limited to the company’s intended restructuring and move into the pet market. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. The Company undertakes no obligation to update or revise this communication to reflect future developments except as otherwise required by the Securities Exchange Act of 1934.

Immune Therapeutics, Inc.